CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Senior Notes	$1,300,000,000	$157,560

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Rule 424(b)(2)

Registration No. 333-217413

PRICING SUPPLEMENT NO. 6 DATED JANUARY 28, 2019

TO PROSPECTUS DATED APRIL 21, 2017, AS SUPPLEMENTED BY

PROSPECTUS SUPPLEMENT DATED APRIL 21, 2017, AND

SUPPLEMENTAL TO THE OFFICERS’ CERTIFICATE AND COMPANY ORDER DATED APRIL 21, 2017

U.S. BANCORP

Medium-Term Notes, Series X (Senior)

Medium-Term Notes, Series Y (Subordinated)

CUSIP No.:	91159HHV5

Series:

☒ Series X (Senior)
☐ Series Y (Subordinated)

Form of Note:

☒ Book-Entry
☐ Certificated

Principal Amount:	$1,300,000,000

Trade Date:	January 28, 2019

Original Issue Date:	February 4, 2019

Redemption Date	January 5, 2024

Maturity Date:	February 5, 2024

Base Rate (and, if applicable, related Interest Periods):

☒ Fixed Rate Note
☐ Commercial Paper Note
☐ Federal Funds Note
☐ Federal Funds (Effective) Rate
☐ Federal Funds Open Rate
☐ Federal Funds Target Rate
☐ LIBOR Note
☐ EURIBOR Note ☐ CDOR Note
☐ Prime Rate Note
☐ CD Rate Note
☐ Treasury Rate Note
☐ CMT Rate Note
☐ Reuters Page FRBCMT
☐ Reuters Page FEDCMT
☐ One-Week ☐ One-Month
☐ Other Base Rate (as described below)
☐ Zero Coupon Note

Agent’s Commission:	$1,781,000

Redemption Terms: Redeemable in whole or in part on or after the Redemption Date at 100% of the principal amount of the notes (par), plus accrued and unpaid interest thereon to the date of redemption. U.S. Bancorp shall provide 10 to 60 calendar days notice of redemption to the registered holder of the note.

Issue Price (Dollar Amount and Percentage of Principal Amount):

Amount:	$1,299,649,000 / 99.973%

Proceeds to the Company:	$1,297,868,000

Interest Rate/Initial Interest Rate:	3.375%

Interest Payment Dates:	Semiannually, on the 5th of February and August beginning on August 5, 2019

Regular Record Dates:	15 Calendar Days prior to each Interest Payment Date

Interest Determination Dates:

Interest Reset Dates:

Index Source:

Index Maturity:

Spread:

Spread Multiplier:

Maximum Interest Rate:

Day Count:	30/360

Minimum Interest Rate:

For Original Issue Discount Notes:

Original Issue Discount %:

Yield to Maturity:

Original Issue Discount Notes:

☐ Subject to special provisions set forth therein with respect to the principal amount thereof payable upon any redemption or acceleration of the maturity thereof.

☐ For Federal income tax purposes only.

	Price to Public	Agents’ Commissions or Discount	Proceeds to U.S. Bancorp
Per Note	99.973%	0.137%	99.836%
Total	$1,299,649,000	$1,781,000	$1,297,868,000

Agent	Principal Amount
U.S. Bancorp Investments, Inc.	$643,500,000
Goldman Sachs & Co. LLC	$321,750,000
Morgan Stanley & Co. LLC	$321,750,000
Academy Securities, Inc.	$6,500,000
Mischler Financial Group, Inc.	$6,500,000

Total	$1,300,000,000

/s/ John C. Stern	(authorized officer)

/s/ Joseph M. Tessmer	(authorized officer)

Delivery Instructions: DTC # 0280

Conflicts of Interest. The issuer’s affiliate, U.S. Bancorp Investments, Inc., will be participating in sales of the notes. As such, the offering is being conducted in compliance with the applicable requirements of FINRA Rule 5121.

Legal Matters. The validity of the notes will be passed upon for us by Mayer Brown LLP, Chicago, Illinois.

Notice to Canadian Investors. The notes are unsecured and are not and will not be savings accounts, deposits, obligations of, or otherwise guaranteed by, U.S. Bank National Association or any other bank. The notes do not evidence deposits of U.S. Bank National Association or any other banking affiliate of the Issuer. The notes are not insured by the Federal Deposit Insurance Corporation, the Canada Deposit Insurance Corporation or any other insurer or governmental agency or instrumentality. U.S. Bancorp is not regulated as a financial institution in Canada. However, U.S. Bank National Association’s Canada branch is listed on Schedule III to the Bank Act (Canada) and is subject to regulation by the Office of the Superintendent of Financial Institutions (Canada). The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if the prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the dealers are not required to comply with the disclosure requirements of NI 33-105 regarding conflicts of interest in connection with this offering.

Settlement. Pursuant to Rule 15c6-1 under the U.S. Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers of the notes who wish to trade the notes on the date hereof or the next succeeding two business days will be required, by virtue of the fact that the notes initially will settle in T+5, to specify an alternative settlement cycle to prevent a failed settlement.